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                                                                    EXHIBIT 23.3

                               CONSENT OF KPMG LLP

The Board of Members
EGS Electrical Group, LLC:

We consent to the incorporation by reference in the registration statement of SPX Corporation of our report dated November 10, 1998, with respect to the consolidated balance sheet of EGS Electrical Group, LLC and subsidiaries as of September 30, 1998, and the related consolidated statements of income, members' equity and cash flows for the year ended September 30, 1998, which report appears in the Form 10-K of SPX Corporation for the fiscal year ended December 31, 1999 dated March 17, 2000.

Chicago, Illinois
February 26, 2001